Press Release

CONTACTS:
Danny Herron	Annie Leschin
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
danny.herron@aei.com	ir@aei.com

Advanced Energy Industries Announces CFO Transition

Fort Collins, Colo., November 18, 2014 - Advanced Energy Industries, Inc. (NASDAQ: AEIS), a leader in precision power conversion, today announced that Danny Herron, EVP and Chief Financial Officer, will step down after a transition period to pursue other opportunities. The company has initiated a search for his successor and Mr. Herron has agreed to continue in his role for such transition period.
“In the more than four years that Danny has been with Advanced Energy, he has been instrumental in helping us execute on our strategic priorities and driving operational excellence.” said Yuval Wasserman, President and Chief Executive Officer. “We are grateful for his years of service and wish him success in his future endeavors.”
“Being part of Advanced Energy’s transformation has been professionally rewarding. I am confident that the team will continue to drive shareholder value and wish them continued success,” said Mr. Herron.
Bill Trupkiewicz, the company’s VP and Corporate Controller has been promoted to chief accounting officer.

About Advanced Energy
Advanced Energy (Nasdaq: AEIS) is a global leader in innovative power and control technologies for high-growth, precision power conversion solutions. Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the CFO transition. These forward-looking statements are based on Advanced Energy’s current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company’s ability to identify and hire a highly qualified Chief Financial Officer, cooperation by the parties during the process, potential disruption to the Company’s operations and management that could result from the transition and a transition period that could be shorter or longer in duration. Other risks are described in Advanced Energy's Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC's website at www.sec.gov. Copies may also be obtained from Advanced Energy's website at www.advancedenergy.com or by contacting Advanced Energy's investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.

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